Stan J.H. Lee, CPA

(a member firm of DMHD Hamilton Clark & Co.)

2182 Lemoine Avenue Tel) 201-681-7475

Suite 200 Fax) 815-846-7550

Fort Lee, NJ 07024 e-mail) sierra5533@aol.com

To the Board of Directors

and Management of

Terra Nostra Resources Ltd.

1530 9th Avenue S.E.

Calgary, Alberta. T2G OT7

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

I hereby consent to the use of our report dated January 31 , 2002 relating to the independent auditor's reports and audited financial statements of Terra Nostra Resources Ltd. as of December 31, 2001 and 2000 and for the calendar years then ended as appears in Terra Nostra Resources Ltd.'s Amendment No. 1 to its SB-2 Registration Statement to be filed with the U.S. Securities and Exchange Commission.

/s/ Stan J.H. Lee, CPA /s/

Stan J.H. Lee, CPA

Fort Lee, New Jersey

January 20, 2003